BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF integrates the DJSI Emerging Markets for the fourth consecutive year

One of the largest food companies in the world, BRF has been selected to be part of the Dow Jones Sustainability Index (DJSI) - Emerging Markets for the fourth consecutive year.

Launched in 1999, the purpose of the DJSI is to evaluate performance of sustainability among the companies in the economic, environmental and social areas. The analysis incorporates management, practices and results for three dimensions: Economic, Social and Environmental, covering innovation, supply chain management, strategies for climate change and stakeholder engagement. The index is a benchmark for investors that value best sustainability practices in the companies.

BRF is constantly seeking to increase transparency and improve its results in terms of sustainable development, as this is one of its strategic pillars. We are committed to strengthening sustainable practices in our value chain and in our relationship with our main stakeholders.

São Paulo, September 10, 2015.

 Augusto Ribeiro Junior

Chief Financial and Investor Relations Officer